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                                                                   EXHIBIT 11.01


                             Interpore International
                      Computations of Net Income Per Share
                      (in thousands, except per share data)
                                   (unaudited)

                                                          Three months ended       Six months ended
                                                               June 30,                June 30,
                                                         -------------------      -------------------
                                                          1997         1996        1997         1996
                                                         ------       ------      ------       ------
Net income                                               $   20       $  117      $  279       $  292
                                                         ======       ======      ======       ======
Calculation of shares used in computing net income
 per share:
   Weighted average common shares outstanding             6,971        7,009       6,963        6,987
   Weighted average convertible preferred stock              77          236          77          237
   Common share equivalents outstanding                     231          387         250          341
                                                         ------       ------      ------       ------
Shares used in computing net income per share             7,279        7,632       7,290        7,565
                                                         ======       ======      ======       ======
Net income per share                                     $  .00       $  .02      $  .04       $  .04
                                                         ======       ======      ======       ======
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